Mesa Labs Announces Appointment of New Director

LAKEWOOD, Colo., Feb. 25 /PRNewswire-FirstCall/ -- Mesa Laboratories, Inc. (Nasdaq: MLAB), a supplier of instruments and consumables for manufacturing quality control applications, today announced the appointment of Evan Guillemin to its Board of Directors. Evan brings extensive experience to Mesa from his role as Chief Financial Officer (CFO) and Analyst at Select Equity Group Inc., a registered investment adviser based in New York City. Evan joined Select Equity Group in 2004 and has managed various aspects of finance and operations at the firm since then, in addition to working as an analyst on the research team. He also oversees direct investments on behalf of the firm and its principals.

Prior to joining Select Equity Group, Evan served as CFO of Alloy Merchandising Group Inc., the successor to Delias Inc. Evan was an executive and board member of Delias Inc., a NASDAQ-traded specialty retailing company. He served as CFO and then Chief Operating Officer of Delias from 1996 to 2003, when the company was acquired by Alloy Inc.

“We are delighted that Evan has joined our Board of Directors,” said Luke R. Schmieder, Chairman and CEO of Mesa Laboratories, Inc. “Evan’s financial background will complement the operational and strategic experience of Mesa’s other Board members. His experience as CFO of both a private investment firm and a public company, along with his ties to the investment banking community in New York will greatly benefit our company.”

Evan holds a Bachelor of Arts degree from Yale University and a Master’s Degree in Business Administration with distinction from Harvard Business School. He serves in an advisory capacity to several local charitable organizations in New York City, where he lives with his family.

Mesa Laboratories, Inc. develops, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

CONTACT:  Luke R. Schmieder, CEO-Chairman of the Board of Directors, or John J. Sullivan, President-COO, or Steven W. Peterson, VP Finance-CFO, all of Mesa Laboratories, Inc., +1-303-987-8000